Exhibit 10.2

ADMINISTRATION AGREEMENT

This ADMINISTRATION AGREEMENT (this “Agreement”), dated and effective as of October 6, 2022, is by and between STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (the “Administrator”), and PHILLIP STREET MIDDLE MARKET LENDING FUND LLC, a Delaware limited liability company (the “Fund”).

WHEREAS, the Fund is a closed-end management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”), and intends to register a class of its equity securities under the Securities Exchange Act of 1934, as amended (the “1934 Act”); and

WHEREAS, the Fund desires to retain the Administrator to furnish certain administrative services to the Fund, and the Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1. Appointment of Administrator. The Fund hereby appoints the Administrator to act as administrator to the Fund for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services stated herein.

2. Delivery of Documents. The Fund will promptly deliver to the Administrator copies of each of the following documents and all future amendments and supplements, if any:

(a) The Fund’s Certificate of Formation and Limited Liability Company Agreement and all amendments thereto, if any;

(b) The Fund’s effective Registration Statement under the 1934 Act and the Fund’s current private placement memorandum, and all amendments and supplements thereto as in effect from time to time;

(c) A copy of the resolutions of the Board of Directors of the Fund (the “Board”) certified by the Fund’s Secretary authorizing (1) the Fund to enter into this Agreement and (2) certain individuals (“Authorized Persons”) on behalf of the Fund to (a) give instructions to the Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

(d) A copy of the investment advisory agreement between the Fund and its investment adviser; and

(e) Such other certificates, documents or opinions which the Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3. Representations And Warranties Of The Administrator. The Administrator represents and warrants to the Fund that:

(a) It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

(b) It has the power and authority to carry on its business in The Commonwealth of Massachusetts;

(c) All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

(d) No legal or administrative proceedings have been instituted or threatened which would impair the Administrator’s ability to perform its duties and obligations under this Agreement; and

(e) Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it.

4. Representations and Warranties of the Fund. The Fund represents and warrants to the Administrator that:

(a) It is a limited liability company, duly organized, existing and in good standing under the laws of its state of formation;

(b) It has the power and authority under applicable laws and by its organizational documents to enter into and perform this Agreement;

(c) All requisite proceedings have been taken to authorize it to enter into, perform and receive services pursuant to this Agreement;

(d) It has elected to be regulated as a business development company under the 1940 Act and intends to elect to be treated for federal income tax purposes, and intends to qualify annually thereafter, as a regulated investment company under the Internal Revenue Code of 1986, as amended (the “Code”);

(e) As of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Fund offers or sells its units have been made;

(f) No legal or administrative proceedings have been instituted or threatened which would impair the Fund’s ability to perform its duties and obligations under this Agreement; and

(g) Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Fund or any law or regulation applicable to it.

5. Administration Services. The Administrator shall provide the services described below, subject to the control, supervision and direction of the Fund and, in each case where appropriate, the review and comment by the Fund’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Fund and the Administrator:

Fund Administration Treasury Services

(a) Coordinate the audit of the Fund’s financial statements by the Fund’s independent accountants, including the preparation of supporting audit workpapers and other schedules;

(b) Prepare for the review by designated officer(s) of the Fund financial information for financial reports (e.g., financial statements, schedules and notes) required to be included in and filed with the Securities and Exchange Commission (“SEC”) as part of or in connection with the Fund’s (i) annual reports on Form 10-K, quarterly reports on Form 10-Q, and other periodic and current reports (as mutually agreed upon) filed with the SEC, including tax footnote disclosures where applicable; and (ii) Registration Statement, amendments to the Registration Statement, prospectus, if any, prospectus supplements, if any, proxy statements and such other reports, forms or filings as may be mutually agreed upon;

(c) Monitor the Fund’s expense budget, as provided by the Fund, perform accrual analyses and roll-forward calculations and recommend changes to Fund expense accruals on a periodic basis, arrange for payment of the expenses of the Fund, review calculations of fees paid to the Fund’s investment adviser, custodian, Fund accountant, distributor and transfer agent, and obtain authorization of accrual changes and expense payments;

(d) Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Administrator;

(e) Provide periodic certifications and reasonable documentation to the Chief Compliance Officer of the Fund in connection with Rule 38a-1 under the 1940 Act; and

(f) Maintain certain books and records of the Fund as required under Rule 31a-1(b) under the 1940 Act, as may be mutually agreed upon.

The Administrator shall perform such other services for the Fund that are mutually agreed to by the parties from time to time, for which the Fund will pay such fees as may be mutually agreed upon, including the Administrator’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

The Administrator shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

6. Fees; Expenses; Expense Reimbursement. The Administrator shall receive from the Fund such compensation for the Administrator’s services provided pursuant to this Agreement as may be agreed to from time to time in a written fee schedule approved by the parties. The fees are accrued daily and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be due and payable upon the receipt of the final invoice. In addition, the Fund shall reimburse the Administrator for its reasonable out-of-pocket costs incurred in connection with this Agreement. All rights of compensation and expense reimbursement under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

The Fund agrees promptly to reimburse the Administrator for any equipment and supplies specially ordered by or for the Fund through the Administrator and for any other expenses not contemplated by this Agreement that the Administrator may incur on the Fund’s behalf at the Fund’s request or with the Fund’s consent.

The Fund will bear all expenses incurred in its operation and not specifically assumed by the Administrator. Expenses to be borne by the Fund, include, but are not limited to: organizational and offering expenses; cost of services of independent accountants and outside legal and tax counsel; cost of any services contracted for by the Fund directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Fund;

investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of equityholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Fund; costs of Preparation, printing, distribution and mailing, as applicable, of the Fund’s Registration Statements, prospectuses, private placement memorandum, as applicable, and any amendments and supplements thereto and equityholder reports; costs of Preparation and filing of the Fund’s tax returns, regulatory forms (including Forms 10-K, 10-Q and 8-K), and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Fund’s net asset value.

The Administrator is authorized to and may employ, associate or contract with such person or persons as the Administrator may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Administrator and that the Administrator shall be as fully responsible to the Fund for the acts and omissions of any such person or persons as it is for its own acts and omissions.

7. Instructions and Advice. At any time, the Administrator may apply to any officer of the Fund or other Authorized Persons for instructions and may consult with outside counsel for the Fund or the independent accountants for the Fund at the expense of the Fund, with respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement.

Subject to Section 8 hereof, the Administrator shall not be liable, and shall be indemnified by the Fund, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons. The Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Fund. Nothing in this section shall be construed as imposing upon the Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8. Limitation of Liability and Indemnification. The Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 6 of this Agreement, shall have no responsibility for the actions or activities of any other party, including other service providers. The Administrator shall have no liability in respect of any loss, damage or expense suffered by the Fund insofar as such loss, damage or expense arises from the performance of the Administrator’s duties hereunder in reliance upon records that were maintained for the Fund by entities other than the Administrator prior to the Administrator’s appointment as administrator for the Fund. The Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the negligence, bad faith or willful misconduct of the Administrator, its officers or employees. The Administrator shall not be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder. In any event, the Administrator’s cumulative liability for each calendar year (a “Liability Period”) with respect to the Fund under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Fund including, but not limited to, any liability relating to qualification of the Fund as a regulated investment company or any liability relating to the

Fund’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Administrator’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Administrator for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2022 shall be the date of this Agreement through December 31, 2022, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2023 and terminating on December 31, 2023 shall be the date of this Agreement through December 31, 2022, calculated on an annualized basis.

The Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster or governmental action.

The Fund shall indemnify and hold the Administrator harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Administrator resulting from any claim, demand, action or suit in connection with the Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Fund or upon reasonable reliance on information or records given or made by the Fund or its investment adviser, provided that this indemnification shall not apply to actions or omissions of the Administrator, its officers or employees in cases of its or their own negligence, bad faith or willful misconduct.

The indemnification contained herein shall survive the termination of this Agreement.

9. Confidentiality. The parties hereto agree that each shall treat confidentially all information provided by each party to the other party regarding its business and operations. All confidential information provided by a party hereto shall be used by the other party hereto solely for the purpose of rendering or receiving services pursuant to this Agreement and discharging the receiving party’s other obligations under this Agreement or managing the business of the receiving party and its affiliates, including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management, and except as may be required by the foregoing shall not be disclosed to any third party. Neither party will use or disclose confidential information for purposes other than the activities contemplated by this Agreement or except as required by law, court process or pursuant to the lawful requirement of a governmental agency, or if the party is advised by counsel that it may incur liability for failure to make a disclosure, or except at the request or with the written consent of the other party. Notwithstanding the foregoing, each party acknowledges that the other party may provide access to and use of confidential information relating to the other party to the disclosing party’s employees, contractors, agents, professional advisors, auditors or persons performing similar functions.

The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (ii) that is independently derived by a party hereto without the use of any information provided by the other party hereto in connection with this Agreement, (iii) that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iv) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

The undertakings and obligations contained in this Section shall survive the termination or expiration of this Agreement.

10. Compliance with Governmental Rules and Regulations; Records. The Fund assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it. The Administrator assumes full responsibility for complying with all laws applicable to it in connection with its performance of the services under this Agreement.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for the Fund shall at all times remain the property of the Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of this Agreement or otherwise on written request. The Administrator further agrees that all records that it maintains for the Fund pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in machine-readable form.

11. Services Not Exclusive. The services of the Administrator are not to be deemed exclusive, and the Administrator shall be free to render similar services to others. The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Fund from time to time, have no authority to act or represent the Fund in any way or otherwise be deemed an agent of the Fund.

12. Effective Period and Termination. This Agreement shall become effective as of its execution, shall continue in full force and effect until termination as hereinafter provided and may be terminated by either party by an instrument in writing delivered in accordance with Section 13, such termination to take effect not sooner than thirty (30) days after the date of such delivery or mailing. Upon termination of this Agreement pursuant to this paragraph the Fund shall pay to the Administrator such compensation as may be due as of the date of such termination and shall likewise reimburse the Administrator for its costs, expenses and disbursements.

13. Notices. All notices and other communications as required or permitted hereunder shall be in writing and deemed to have been given when delivered in person, through electronic mail or by confirmed facsimile, by overnight delivery through a commercial courier service, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other):

If to the Fund:

Phillip Street Middle Market Lending Fund LLC

c/o Goldman Sachs Asset Management, L.P.

200 West Street

New York, New York 10282

Attn: Legal Department

Email: caroline.kraus@gs.com; david.plutzer@ny.email.gs.com; curtis.tate@gs.com

Facsimile: (212) 357-9429

If to the Administrator:

State Street Bank and Trust Company

Legal Division – Global Services Americas

One Lincoln Street Boston, MA 02110

Attn: Senior Vice President

Email: ejberbine@statestreet.com

Facsimile: (617) 664-2832

14. Amendment. This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

15. Delegation. The Administrator shall retain the right to employ agents, subcontractors, consultants and other third parties, including, without limitation, affiliates (each, a “Delegate” and collectively, the “Delegates”), who shall be subject to substantially similar confidentiality obligations provided herein, to provide or assist it in the provision of any part of the services stated herein or the discharge of any other obligations or duties under this Agreement without the consent or approval of any Fund. The Administrator shall be responsible for the acts and omissions of any such Delegate so employed as if the Administrator had committed such acts and omissions itself. The Administrator shall be responsible for the compensation of its Delegates.

16. Assignment. This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party, except that the Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with the Administrator.

17. Successors. This Agreement shall be binding on and shall inure to the benefit of the Fund and the Administrator and their respective successors and permitted assigns.

18. Data Protection. The Administrator shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Fund’s equityholders, employees, directors and/or officers that the Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

19. Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

20. Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

21. Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

22. Governing Law. This Agreement shall be construed, and the provisions thereof interpreted under and in accordance with the laws of the state of New York, without regard to its conflicts of laws provisions.

23. Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

24. Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

PHILLIP STREET MIDDLE MARKET LENDING FUND LLC

By:	/s/ David Pessah
Name: David Pessah
Title: Chief Financial Officer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Fred Willshire
Name: Fred Willshire
Title: Senior Managing Director